UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 13, 2022

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37352	32-0420206
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1633 Broadway, 41st Floor

New York, NY 10019

(Address of principal executive offices)

(212) 418-0100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Class A common stock, par value $0.00001 per share	VIRT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 13, 2022 (the “Closing Date”), Virtu Financial LLC, a Delaware limited liability company (“Virtu Financial”) and a subsidiary of Virtu Financial, Inc. (the “Company”), and VFH Parent LLC, a Delaware limited liability company and a subsidiary of Virtu Financial (the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Credit Agreement provides (i) a senior secured first lien term loan in an aggregate principal amount of $1.8 billion, drawn in its entirety on the Closing Date, the proceeds of which will be used by the Borrower to repay all amounts outstanding under its existing term loan facility, to pay fees and expenses in connection therewith, to fund share repurchases under the Company’s repurchase program and for general corporate purposes, and (ii) a $250.0 million senior secured first lien revolving facility to the Borrower, with a $20.0 million letter of credit subfacility and a $20.0 million swingline subfacility.

The term loan borrowings and revolver borrowings under the Credit Agreement will bear interest at a per annum rate equal to, at our election, either (a) the greatest of (i) the prime rate in effect, (ii) the greater of (A) the federal funds effective rate and (B) the overnight bank funding rate, in each case plus 0.5%, (iii) an adjusted term SOFR rate with an interest period of one month plus 1% and (iv)(A) in the case of term loan borrowings, 1.50% and (B) in the case of revolver borrowings, 1.00%, plus, (x) in the case of term loan borrowings, 2.00% and (y) in the case of revolver borrowings, 1.50%, or (b) the greater of (i) an adjusted term SOFR rate for the interest period in effect and (ii)(A) in the case of term loan borrowings, 0.50% and (B) in the case of revolver borrowings, 0.00%, plus, (x) in the case of term loan borrowings, 3.00% and (y) in the case of revolver borrowings, 2.50%. In addition, a commitment fee accrues at a rate of 0.50% per annum on the average daily unused amount of the revolving facility, with stepdowns to 0.375% and 0.25% per annum based on the Borrower’s net first lien leverage ratio, and is payable quarterly in arrears.

The revolving facility under the Credit Agreement is subject to a springing net first lien leverage ratio, which may spring into effect as of the last day of a fiscal quarter based on the usage of the aggregate revolving commitments as of such date. The Borrower is also subject to contingent principal payments based on excess cash flow and certain other triggering events.

Borrowings under the Credit Agreement are guaranteed by Virtu Financial and the Borrower’s material non-regulated domestic restricted subsidiaries and secured by substantially all of the assets of the Borrower and the guarantors, in each case, subject to certain exceptions.

Under the Credit Agreement, term loans will mature on the seventh anniversary of the Closing Date. The term loans amortize in annual installments equal to 1.0% of the original aggregate principal amount of the term loans. The revolving commitments will terminate on the third anniversary of the Closing Date.

The above description of the terms of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K.

The Company issued a press release announcing the foregoing on January 13, 2022. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

2

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Credit Agreement, dated as of March 1, 2019 (as amended on October 9, 2019 and as further amended on March 2, 2019), by and among Virtu Financial, the Borrower, Impala Borrower LLC, a Delaware limited liability company and a subsidiary of Virtu Financial, the lenders party thereto and Jefferies Finance LLC, as administrative agent, was terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIRTU FINANCIAL, INC.

By	/s/ Justin Waldie
Name:	Justin Waldie
Title:	Senior Vice President, Secretary and General Counsel

Dated: January 13, 2022

5